d\sec\Ex111Q98.doc
                              Exhibit 11

Schedule of Computation of Net Income Per Share (unaudited)

                                         Period Ended December 31,
                                           1997            1996
                Basic
Net income                                788,798         300,819

Less - preferred stock dividends          (29,537)              0

Net income for basic income per Common
Share                                     759,261         300,819

Weighted average number of
  Common Shares outstanding
  during the year                       7,266,891       7,257,720

Basic income per Common Share                 .10             .04


               Diluted
Net income for basic income
  per Common Share                        759,261         300,819

Add - dividends on convertible
  preferred stock                          29,537               0

Net income for diluted
  net income per share                    788,798         300,819

Weighted average number of
  shares used in calculating
  basic income per
  common share                          7,266,891       7,257,720

Assuming conversion of
  convertible preferred stock
  (weighted average)                      615,438               0

Weighted average number of
  common shares outstanding
  as adjusted                           7,882,329       7,257,720

Diluted earnings per
  common share                                .10             .04